April 3, 2018

Critical Executive: Ms. Karen Hoguet

Macy’s, Inc. values the critical nature of the work Karen Hoguet performs as Chief Financial Officer and Ms. Hoguet’s contributions are important to Macy’s success. Because Ms. Hoguet has indicated her intent to retire in 2018 and Macy’s, Inc. desires to have Ms. Hoguet remain through the end of its fiscal year 2018 to ensure a seamless and successful transition to the next Chief Financial Officer once hired, a retention package is being offered to Ms. Hoguet as set forth below. During the period in which Ms. Hoguet continues to be employed by Macy’s, Inc., she shall continue to serve as Chief Financial Officer of Macy’s, Inc. unless and until a successor Chief Financial Officer is appointed, at which point Ms. Hoguet shall continue to be employed and serve as an advisor to such successor Chief Financial Officer and provide transition services through the end of the Retention Period (as defined below). For as long as Ms. Hoguet’s employment with Macy’s, Inc. continues, Ms. Hoguet’s current principal place of employment shall not be relocated, she shall continue to be covered under all applicable benefit plans of Macy’s, Inc. in the same manner and to the same extent as she is currently covered (except as otherwise expressly provided herein), and she shall continue to be covered under any applicable indemnification agreements or policies and directors’ and officers’ and any other applicable third party liability insurance policies.

1.	The Parties

This retention agreement (“Retention Agreement”) is entered into by Karen Hoguet (“Executive”) and Macy’s, Inc. (“Macy’s”, and together with all of its predecessors, successors, and assigns, divisions, subsidiaries, facilities, related or affiliated entities, collectively referred to as the “Company”).

2.	Retention Bonus; Retention Period

a.
The Company will provide Executive with a retention bonus payment (“Retention Bonus”) separate and apart from any annual bonus opportunity for which Executive may be eligible. The Retention Bonus will be a lump sum cash payment equal to Five Hundred Thousand Dollars ($500,000), less normal withholdings. Executive’s retention period is from April 3, 2018 through the end of fiscal year 2018 (i.e., February 2, 2019) (the “Retention Period”). The Retention Bonus will be paid in a cash lump sum following completion of the Retention Period (but in no event later than February 15, 2019), subject to Executive’s continued employment with the Company through the end of the Retention Period. Please note that the Retention Bonus payment is not considered compensation for purposes of pension, 401(k), or other retirement plans. If, prior to February 2, 2019, Executive dies or terminates employment due to disability (pursuant to the Company’s long-term disability plan), Executive or her estate, as applicable, shall receive such Retention Bonus as soon as reasonably practicable, and in any event within 30 days, following her termination of employment.

b.
Executive shall be deemed to have remained employed through the end of the Retention Period for purposes of Section 2(a), 3, and 4 of this Retention Agreement and for purposes of all Macy’s equity awards held by Executive if, prior to February 2, 2019, (a) Executive’s employment is involuntarily terminated without “cause” (as such term is defined in the Macy’s, Inc. Executive Severance Plan (the “ESP”)), or (b) Executive resigns following a material breach of this Retention Agreement by Macy’s (after written notice delivered by Executive to Macy’s reasonably identifying the alleged breach and failure by Macy’s to cure such breach within 30 days thereafter). If Executive terminates employment with the Company prior to February 2, 2019 for any other reason, the Retention Bonus shall be forfeited (except as otherwise provided above with respect to a termination due to death or disability), Executive shall not be entitled to receive the other payments and benefits set forth in this Retention Agreement, and Executive’s compensation entitlements, if any, shall be governed by the applicable compensation and benefit plans and agreements.

c.
These retention provisions do not imply or create a contract of employment for any specific period and only relate to the terms and conditions under which the Retention Bonus and the other payments set forth in this Retention Agreement shall be paid. It is intended that the Retention Bonus be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or an applicable exemption therefrom, and this Retention Agreement will be interpreted and administered in accordance with such intention.

3.
Annual Bonus. If Executive remains in employment with the Company through the end of the Retention Period, Macy’s shall pay Executive her full year annual bonus for its fiscal year 2018 when bonuses are paid to other similarly situated senior executive officers of Macy’s, subject to, and based on the level of, achievement of all applicable performance conditions in respect thereof.

4.	Treatment of Equity Awards.

a.
2018 Equity Award. Executive will be entitled to receive a fiscal year 2018 equity award in the form of Macy’s restricted stock units with a grant date value of $1,500,000 on the date that fiscal year 2018 equity awards are granted to other similarly situated senior executive officers of Macy’s, subject to her continued employment with the Company through such grant date. Such restricted stock units will have the terms and conditions set forth in the form of award agreement made available to Executive prior to the date hereof, subject to any modifications to such terms and conditions set forth in this Retention Agreement.

b.
2017 Performance Restricted Stock Unit Awards. Executive will receive the shares of Common Stock payable with respect to all Performance Restricted Stock Units (“PRSUs”) granted in two awards in 2017 under the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2017 PRSU Awards”), less withholdings for applicable taxes, as set forth below. In the event that Executive remains employed through the Retention Period, the shares of Common Stock shall vest, without regard to the proration provisions applicable to retirement under the award agreements governing the 2017 PRSU Awards, based on the actual level of achievement of the applicable performance goals over the full performance period (except as otherwise provided by the terms of the award agreements in the event of a Change in Control) and be paid to Executive on the date that shares of Common Stock are paid to actively employed holders of PRSUs granted in 2017. For purposes of the preceding sentence, it is hereby acknowledged and agreed that, if Executive remains employed through the Retention Period, (i) Executive shall be deemed to have remained employed with the Company through the February 2020 vesting date (or such later vesting date as is required in order to avoid proration of the 2017 PRSU Awards for premature termination), (ii) there are no additional individual goals and/or targets required to be achieved by Executive in order to vest in the 2017 PRSU Awards other than those set forth in the applicable award agreements, (iii) Executive shall be treated no less favorably than other similarly situated senior executive officers of the Company (notwithstanding that Executive may no longer be an employee as of the end of the performance period), and this treatment shall also be provided for Executive’s PRSU award granted in 2016, and (iv) the Compensation and Management Development Committee of the Macy’s, Inc. Board of Directors shall certify performance results relating to the 2017 PRSU Awards within the time period required by the applicable award agreements, which certification is expected to occur at its February 2020 meeting.

c.
Treatment of Equity Awards. All Macy’s equity awards held by Executive will continue to be treated in accordance with their terms, except as otherwise provided in Section 2(b) and Section 4(b) of this Retention Agreement.

5.	Consultation with Legal Counsel

The Company advises Executive to consult with an attorney prior to executing this Retention Agreement. Executive acknowledges that Executive has been advised by the Company, in writing, to consult with legal counsel of Executive’s choosing and that Executive has had the opportunity to consult counsel, if Executive chose to do so. The Company shall pay or reimburse Executive for her reasonable legal fees and expenses incurred in negotiating and drafting this Retention Agreement and Exhibit A in an amount not to exceed $10,000, provided that such payment or reimbursement shall be conditioned upon Executive providing a written invoice from her counsel evidencing such fees and expenses incurred within 30 days of the date hereof.

6.	Conditions

In consideration for the Retention Bonus payment, the retirement vesting enhancement regarding the 2017 PRSU Awards, and the other payments set forth in this Retention Agreement, Executive agrees (a) to execute a standard General Release of Claims upon conclusion of the Retention Period in the form attached hereto as Exhibit A, and (b) effective as of the date hereof, she is no longer eligible to participate in the ESP or any other severance plan of Macy’s and, notwithstanding anything in the ESP or otherwise to the contrary, Executive shall not receive severance benefits under the ESP or otherwise upon any termination of employment with the Company on or after the date hereof. All payments under this Retention Agreement are expressly conditioned on Executive’s execution and non-revocation of such General Release of Claims and agreement to the condition set forth in clause (b) above.

7.	Communications

Any press release or current report on Form 8-K regarding Executive’s retirement or employment termination shall be subject to Executive’s prior review and comment and Executive’s comments shall be considered by Macy’s in good faith. Executive shall also be permitted to review and comment upon the sections of the Compensation Discussion and Analysis section of the applicable annual proxy statement of Macy’s that relate to Executive’s termination of employment before such proxy statement is filed with the Securities and Exchange Commission.

8.    Entire Agreement

This Retention Agreement contains the entire agreement between the parties hereto and supersedes all previous agreements between the parties, whether written or oral, respecting the subject matter hereof. No representations, inducements, promises, or agreements, oral or otherwise, between the parties or their agents not embodied herein will be of any force or effect.

9.    Severability

If any term, provision, covenant, or condition of this Retention Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this agreement and such term, provision, covenant, or condition as applied to other persons, places or circumstances shall remain in full force and effect.

10.    Modification

This Retention Agreement can be modified only by a written agreement signed by both parties.

11.    Governing Law

This Retention Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio as applied to agreements entirely entered into and to be performed in Ohio.

[Signature Page Follows.]

Macy’s, Inc.

By:     /s/ Danielle Kirgan
Its: ___Chief Human Resources Officer______________

I accept the terms of this Retention Agreement:

/s/ Karen Hoguet
Karen Hoguet

Exhibit A

Karen Hoguet
[Home Address]
[City, State] [Zip Code]

Dear Karen:

This letter agreement and general release (“Agreement”) sets forth the agreement between you and the Macy’s, Inc. entity for which you perform services, hereinafter referred to as the “Company.” In consideration of the mutual promises stated below, you and the Company agree as follows:

1)	Employment Termination Date. You and the Company agree that your final day of work will be __________, __, 201_ (the “Employment Termination Date”).

2)
Consideration. You acknowledge that the consideration provided in the Retention Agreement between you and Macy’s, Inc. dated April 3, 2018 (the “Retention Agreement”) is in addition to anything you would otherwise be entitled to receive and that the consideration and promises contained herein are not to be construed as an admission of any wrongdoing or liability by the Company and/or any of the other Released Parties.

3)
Release of Claims. Subject to the provisions of the “Rights Not Waived” paragraph, you hereby release and discharge forever the Company, its parent corporations, predecessors, successors, assigns, divisions, subsidiaries, facilities, related or affiliated entities, and all of their respective current and former officers, directors, employees, shareholders, insurers, agents, and counsel, including, without limitation, any and all current and former management and supervisory employees (hereinafter, with the Company, collectively referred to as the “Released Parties”) of and from all actions, causes of action, claims, complaints, demands, proceedings, lawsuits, costs, and expenses for damages, known or unknown, which you had or now have or may have against the Released Parties arising from any event, fact, or circumstance occurring or existing on or prior to the date that you execute this Agreement relating to your employment with, or termination of employment from, the Company. This release includes, but is not limited to: (a) any claim of age discrimination under the Age Discrimination in Employment Act, as amended, or under any other state or local statute, ordinance, order, or law, all as amended; (b) any claim of discrimination on any other basis, including, without limitation, age, appearance, color, disability, gender identification, marital status, military status, national origin, political affiliation, race, religion, sex, sexual orientation, transgender status, veteran status, or any other characteristic (including, but not limited to, status as a “whistleblower” except under a federal statute), under any federal, state, or local statute, ordinance, order, or law, including, but not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Older Worker’s Benefit Protection Act of 1990, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Equal Pay Act, the Pregnancy Discrimination Act of 1978, and the laws in the state in which you worked for the Company, including, but not limited to, the Massachusetts Equal Rights Act (M.G.L. ch. 93), the Massachusetts Payment of Wages Law (M.G.L. ch. 149), the Massachusetts Equal Pay Act (M.G.L. ch. 149), the Massachusetts Maternity Leave Law (M.G.L. ch. 149), the Massachusetts Small Necessities Leave Act (M.G.L. ch. 149), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Privacy Statute (M.G.L. ch. 214), the Massachusetts Civil Rights Act (M.G.L. ch. 12), and the New Jersey Conscientious Employee Protection Act, all as amended; (c) any other claim relating to your employment, the termination of your employment, or the Released Parties’ failure to reemploy you, under any federal, state, or local statute, ordinance, order, or law, all as amended; (d) any claim under any contract, tort, or any other federal, state, or local statutory or common law, including, but not limited to, any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of your employment, and any claim for promissory estoppel or wrongful discharge arising out of your employment with the Company or any of the Released Parties and/or the termination of such employment; (e) any claim arising under the Company’s internal dispute resolution program, Solutions InSTORE; and (f) any claim for severance benefits under the Macy’s, Inc. Executive Severance Plan, a copy of which is available to you upon request. Except as provided in the “Rights Not Waived” paragraph, this release is intended to cover all possible legal and/or equitable relief, including, but not limited to, reinstatement, wages, back pay, front pay, benefits, perquisites, compensatory damages, punitive damages, liquidated damages, damages for pain or suffering, damages for emotional distress, damages for loss of consortium, and attorneys’ fees and costs. You further agree not to file any action, cause of action, claim, complaint, demand, proceeding, or lawsuit against the Released Parties. This release of claims does not include any rights you may have under a federal whistleblower statute.

4)
Rights Not Waived. It is specifically understood and agreed that this Agreement has no effect on your rights with regard to claims that cannot be waived by law; however, you acknowledge and agree that you waive any right to monetary recovery for any claims you may make with any federal, state, or local administrative agency or commission or should any federal, state, or local administrative agency or commission pursue any claims on your behalf arising out of or related to your employment with and/or separation from the Company. This release does not waive or release any rights or claims that you may have based on events occurring after the date that you execute this Agreement. Nor does this release have any effect on your rights, if any: (a) accrued and vested on or prior to the Employment Termination Date under the Company’s ERISA benefit plans or any other deferred compensation arrangements; (b) brought pursuant to the terms of an ERISA plan; (c) arising under the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, to continue coverage after the Employment Termination Date under the Company’s health plans; (d) with regard to a Workers’ Compensation claim; (e) with regard to any rights you may have under a federal whistleblower statute; (f) to continue participation in all other applicable Company benefit plans (except as otherwise expressly provided in the Retention Agreement) until the Employment Termination Date, subject to the terms of such plans as they may exist from time to time; (g) under the Retention Agreement; (h) as a shareholder of the Company; (i) pursuant to any outstanding equity awards of the Company; or (j) with respect to any applicable indemnification agreements or policies or directors’ and officers’ or other third party liability insurance coverage. It is further specifically understood and agreed that your participation in the Company’s disability, life insurance, accidental death and dismemberment, and/or other related plans will cease in accordance with the terms of the respective plan, and that you have been informed that the Company’s Long Term Disability plan requires as a condition of participation that the employee be “actively at work” and that you will not, therefore, be eligible to continue to participate in such plan after the Employment Termination Date, except as a result of your exercising any conversion rights as contained in the plan.

5)
Noncompetition, Nonsolicitation and Confidential Information. You acknowledge, agree and reaffirm that the obligations set forth under the Noncompetition, Nonsolicitation and Confidentiality Agreement you executed on January 6, 2010 (copy attached) remain in full force and effect.

6)
Non-Disparagement; Non-Communication. You agree that (a) you will not take any action nor make any disparaging remarks about, or in any other way seek by word or act to harm or impair the reputation or goodwill of, or lead to unfavorable publicity about, the Company, its parent corporations, predecessors, successors, assigns, divisions, subsidiaries, facilities, related or affiliated entities, and the current and former officers, directors, and employees of any of them, provided that the prohibition in this paragraph does not apply to communications with administrative or other governmental authorities or in response to valid compulsory legal process or in connection with truthful testimony given in good faith in any litigation; and (b) you and anyone on your behalf will not communicate, either orally or in writing, with any print, broadcast, or electronic media about any matter arising out of your employment with the Company and/or your departure from the Company without first obtaining the written consent of the Company; provided that you may make factual biographical statements about your employment with the Company, after providing reasonable prior notice to the Company with respect to any such statement to be made before the second anniversary of the Employment Termination Date, without obtaining the written consent of the Company. Nothing contained in this paragraph precludes or limits the Company from also seeking equitable relief for any breach of this paragraph.

7)
Non-Disparagement by the Company. The Company’s senior executives will not take any action nor make any disparaging remarks about, or in any other way seek by word or act to harm or impair the reputation or goodwill of, or lead to unfavorable publicity about you, provided that the prohibition in this paragraph does not apply to communications with administrative or other governmental authorities or in response to valid compulsory legal process or in connection with truthful testimony given in good faith in any litigation.

8)
Cooperation in Legal Matters. You agree that, upon the reasonable request of the Company, you will cooperate in any threatened, pending or future litigation or governmental inquiry that involves any interests of the Company to which you (or your employer) are not a party adverse to the Company (or which is not against your own legal interests) and for which you have knowledge or information. Upon the request and at the expense of the Company (including reasonable costs for independent counsel if you believe your engagement of such counsel to be appropriate), and upon reasonable notice, you will testify truthfully in such proceedings, in any jurisdiction, whether or not such testimony can otherwise be compelled. The Company will attempt to schedule such cooperation in a manner that does not interfere with your professional or personal obligations, but cannot guarantee such scheduling.

9)
Covenant Not to Pursue Released Claims. You covenant and affirm that you have not and will not institute legal proceedings, or file, initiate, or cause to be filed, any action, cause of action, claim, complaint, demand, proceeding, or lawsuit based upon, arising out of, or relating to any of the released claims, nor will you participate, assist, or cooperate in any action, cause of action, claim, complaint, demand, proceeding, or lawsuit regarding the Released Parties, whether before a court, or otherwise, unless required to do so by law. This paragraph does not include any rights you may have under a federal whistleblower statute.

10)
Severability. If any provision of this Agreement is held to be invalid, void, or unenforceable, in whole or in part, the remaining provisions of this Agreement will not be affected and will continue in full force and effect.

11)	Governing Law. This Agreement shall be governed by the laws of Ohio without regard to its conflict of laws principles.

12)
Return of Company Property and Information. You agree that the payments and benefits provided under the Retention Agreement are contingent upon you signing and not revoking this Agreement and returning all Company property and confidential and/or proprietary information in your possession or control, including, but not limited to, identification badges, keys, computers, cellular telephones, other electronic devices, and credit cards; provided, that, any immaterial failure to return property shall not constitute a basis for the Company to refuse to make payments under the Retention Agreement. Notwithstanding the foregoing, you may retain your Company-provided iPad and iPhone and the Company will take such action as may be reasonably necessary to cause the applicable mobile carriers to transfer any relevant mobile numbers to you. The Company shall have the right to have its IT department delete any proprietary or confidential information from such devices before transferring them to you. You may also make and retain an electronic copy of your contacts list and calendar, any emails needed to file your personal income tax returns and any personal emails.

13)	Consideration Period. You acknowledge that you have been informed that you have up to twenty-one (21) days within which to consider this Agreement prior to your execution of it.

14)	Attorney Consultation; Revocation Period. You are hereby advised:

a.	to consult an attorney prior to executing this Agreement; and

b.
that for a period of seven (7) days after the date on which you execute this Agreement, you may revoke this Agreement; this Agreement is not effective or enforceable until such seven (7) day period has expired; if you exercise your right to revoke this Agreement within seven (7) days after signing this Agreement, all provisions contained in this Agreement will be null and void and the contents of this Agreement may not be used by either party for any purpose; and should you decide to revoke this Agreement, such revocation must be in writing and directed to the undersigned by personal delivery or by first class mail, postage prepaid, or certified mail within the same seven (7) day period (if mailed, the date of the postmark or certification will be used to determine the date of revocation).

15)
Knowing and Voluntary Agreement. You acknowledge that you have read this Agreement; you have been given an opportunity to review this Agreement with legal counsel of your own choosing, at your own expense; you have apprised yourself of sufficient relevant information, through sources of your own selection, in order that you might intelligently exercise your own judgment in deciding whether to execute this Agreement; this Agreement fully and accurately reflects the content of any and all understandings and agreements between the parties; you have freely executed this Agreement on the basis of your own judgment, belief, and knowledge, and not on the basis of any representation by the Company, its attorneys, or anyone acting on its behalf; and you are not relying on any promise or representation whatsoever not contained herein as an inducement to execute this Agreement.

[Signature Page Follows.]

You and the Company have read the foregoing letter agreement and indicate knowing and voluntary agreement to its terms.

Date	[Authorized Company Representative’s Name]
[Title]

Date                    Karen Hoguet